Rogers Corporation Reports Fire in S. Korea Plant

No Reported Injuries; Company Determining Extent of Disruption to UTIS Operations

Chandler, Arizona, February 10, 2021: Rogers Corporation (NYSE:ROG) reports that there was a fire at its UTIS manufacturing facility in Ansan, S. Korea on Tuesday, February 9, 2021, at approximately 9 p.m. local time. The site was safely evacuated and there were no reported injuries; however, there is extensive damage to the manufacturing site. The source of the fire is currently under investigation.

This facility manufactures eSorba® polyurethane foams used in portable electronics and display applications. These operations will be disrupted, but it is too early to determine the expected duration of the disruption.

Rogers acquired the UTIS business in 2010, and the company employs approximately 50 people at this site. The UTIS business represents less than 4% of Rogers’ annual sales.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable the company’s growth drivers -- advanced connectivity and advanced mobility applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Media contact:
Amy Kweder
Phone: +1-480-917-6126
Email: amy.kweder@rogerscorporation.com

Website address: http://www.rogerscorp.com